Exhibit 10.4

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[____________]

[_________________]

RE:  Marketing & KPI Management Reporting Services Agreement

This letter agreement (the “Agreement”) is to confirm CWS Marketing & Financing Group Inc. (“CWSMF”) terms and conditions in providing marketing and finance consulting services and Key-Performance Indicator (KPI) Management reporting to                             .

Client Name:	___________________(the “Client”)
Phone:	___________________
wesbite:	To Be Determined with Engagement
Email:
Client Contact:
Billing Contact:
Assignment Description:

Lead Project Manager:
Project Start Date:	Immediately upon the execution of an engagement.
Term:	Until such a time as terminated through the provision below or otherwise amended through written mutual agreement.
Fee:
In connection with the execution of this Agreement the Client will pay $250 per month for the first three months for setup and then $150 per month thereafter for maintenance/reporting and general advisory.  The Client and CWSMF may amend as deemed appropriate through an addendum to this Agreement or under a separate agreement.

Billing Type:	By invoice, payable immediately upon receipt of invoice.

If required, the Client agrees to provide a workspace at the office location noted above and materials, at its own cost which may be necessary in connection with the performance by CWSMF of the services required pursuant to this Agreement.  At all times CWSMF and its related personnel will preserve the confidential nature of any and all information received from the Client.

CWSMF reserves the right to withdraw all personnel provided to you and to cease performing services hereunder if any invoice is not promptly paid when due. The Client further agrees to pay all costs of collection, including, reasonable attorney's fee, in the case that any payments due here-in-under are not paid in a timely manner, or in case it becomes necessary to protect the interests hereof, whether suit be brought or not.  The Client also agrees to cover any reasonable legal or other professional services costs on behalf of CWSMF should the need for such arise out of any claims made against CWSMF and its personnel relating to the services provided under this Agreement.

“Your Source for Marketing Capital & Financial Metric Management”

CWS Marketing & Finance Group, Inc – www.cwsmf.com
3525 Del Mar Heights Rd #316, San Diego, CA  92130
Phone:  877-829-7631 • Fax:  (203) 226-6222

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The Client agrees that they will not hire any individual provided to the Client hereunder prior to the later of, a period of one year from the date hereof or six months after the completion of such individual’s assignment, without notifying us and in the event that the Client does hire any such individual, the Client agrees to pay CWSMF a fee equal to 20% of such individual’s annualized salary within 30 days of the individuals date of hire.

CWSMF and/or its personnel shall not be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs).   The Client agrees to indemnify and hold harmless CWSMF and its personnel and any affiliate of CWSMF from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) in any way arising out of or relating to this assignment. The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise. The provisions of this paragraph shall survive the completion or termination of this engagement. The Client further agrees to cover any reasonable legal or other professional services costs on behalf of CWSMF should the need for such arise out of any claims made against CWSMF and its personnel relating to the services provided under this Agreement.

This Agreement may be terminated by CWSMF or the Client; (i) by giving ninety days (90) written notice; or (ii) for cause at any time.     Should this Agreement be terminated by the Client, and without cause, any remaining balance of the Fee must be immediately paid.

If the forgoing is in accordance with your understanding please sign and return the duplicate of this letter.    Thank you for the opportunity to provide services.

Agreed and Accepted:

CWS Marketing & Finance Group, Inc.	[_____________________]

By:
Chief Executive Officer	Title:

“Your Source for Marketing Capital & Financial Metric Management”

CWS Marketing & Finance Group, Inc – www.cwsmf.com
3525 Del Mar Heights Rd #316, San Diego, CA  92130
Phone:  877-829-7631 • Fax:  (203) 226-6222